Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-120172 and 333-132828 of Great Plains Energy Incorporated on Form S-8 of our report dated June 23, 2006, appearing in this Annual Report on Form 11-K of the Great Plains Energy Incorporated Cash or Deferred Arrangement ("Employee Savings Plus") for the year ended December 31, 2005.

/s/Deloitte & Touche LLP

Kansas City, Missouri
June 27, 2006